Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by China Automotive Systems Holdings, Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of China Automotive Systems Holdings, Inc. following the consummation of the Redomicile Merger described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 1, 2025

/s/ Guangxun Xu

By: Guangxun Xu